Exhibit 12.01

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges:
Pre-tax income (loss) available (attributable) to common stock adjusted to exclude income or loss from equity investees	$35,928	$(14,512)	$(32,403)	$55,189	$14,253	$30,788
Distributed income of equity investees	173	809	1,628	413	90	384
Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	36,562	29,222	18,889	11,391	8,529	4,965
Rentals	66	87	92	83	81	88
Total fixed charges	$36,628	$29,309	$18,981	$11,474	$8,610	$5,053
Pre-tax income (loss) available (attributable) to common stock adjusted to exclude income or loss from equity investees plus fixed charges and distributed income of equity investees	$72,729	$15,606	$(11,794)	$67,076	$22,953	$36,225
Ratio of earnings to fixed charges	2.0	(A)	(A)	5.8	2.7	7.2

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of earnings to combined fixed charges and preferred stock dividends:
Pre-tax income (loss) available (attributable) to common stock adjusted to exclude income or loss from equity investees	$35,928	$(14,512)	$(32,403)	$55,189	$14,253	$30,788
Distributed income of equity investees	173	809	1,628	413	90	384
Preferred stock dividends	118	-	-	-	-	-
Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	36,562	29,222	18,889	11,391	8,529	4,965
Rentals	66	87	92	83	81	88
Total fixed charges	$36,628	$29,309	$18,981	$11,474	$8,610	$5,053
Pre-tax income (loss) available (attributable) to common stock adjusted to exclude income or loss from equity investees plus fixed charges, distributed income of equity investees and dividends on preferred stock	$72,847	$15,606	$(11,794)	$67,076	$22,953	$36,225
Ratio of earnings to fixed charges	2.0	(A)	(A)	5.8	2.7	7.2

(A)

For the years ended December 31, 2016 and 2015, the ratio coverage in the period was less than 1:1. The Company would have had to generate additional earnings of $13,703 and $30,775, respectively, to achieve coverage of 1:1 in those periods.